Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-03599, Form S-8 No 333-77243, Form S-8 No. 333-104367, and Form S-8 No. 333-125836) pertaining to the Eaton Savings Plan of Eaton Corporation of our report dated June 29, 2005, with respect to the statement of net assets available for benefits of the Eaton Savings Plan as of December 31, 2004, included in this Annual Report (Form 11-K) for the year ended December 31, 2005.
Ernst & Young LLP
Cleveland, Ohio
June 23, 2006